Exhibit 99.1
Amkor Technology, Inc. Announces Proposed Offering of Senior Notes
CHANDLER, AZ, April 29, 2010 — Amkor Technology, Inc. (NASDAQ: AMKR) today announced that it intends to offer, subject to market and other conditions, $300 million aggregate principal amount of senior notes (“Notes”). The Notes are expected to be due in 2018 and are to be offered in a private placement in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act.
The Notes will be unsecured and the offering price, interest rate and other terms will be determined by negotiations between the Company and the initial purchasers.
The purpose of the offering is to raise proceeds that, together with existing cash, will be sufficient to redeem in full the $53.5 million outstanding principal amount of its 7.125% senior notes due 2011 and the $358.3 million principal amount of its 7.75% senior notes due 2013, and to pay related fees and expenses.
This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.